As filed with the Securities and Exchange Commission on March 31, 2004

REGISTRATION No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YAK COMMUNICATIONS INC.

(Name of small business issuer in its charter)

Florida	4813	98-0203422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 Town Centre, Suite 610

Toronto, Ontario M1P 4X4

Canada

(416) 296-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal offices)

Charles Zwebner

President & Chief Executive Officer

55 Town Centre, Suite 610

Toronto, Ontario M1P 4X4

Canada

(416) 279-1370

(Name, address and telephone number of agent for service)

Copies of all communications to:

Dennis J. Olle, Esq.

Adorno & Yoss, P.A.

2601 South Bayshore Drive

Suite 1600

Miami, Florida 33133

(305) 858-5555

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	1,837,050	$10.22	$18,774,651	$2,378.75

(1)	Includes an indeterminate number of shares of common stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq SmallCap Market for the Common Stock on March 29, 2004, which was approximately $10.22 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED MARCH 31, 2004

PROSPECTUS

Yak Communications Inc.

1,837,050 Shares

Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus, of up to 1,837,500 shares of our common stock, consisting of 1,470,000 shares of our common stock sold in a private placement in March 2004 and 367,500 shares of common stock that are issuable upon the exercise of the warrants sold in the private placement. The shares are being registered pursuant to registration rights granted to the selling stockholders in the private placement.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus, and we will bear all expenses incident to their registration. The selling stockholders will bear all selling and other expenses. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the securities when sold. See “Selling Stockholders” and “Plan of Distribution”.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “YAKC.” On March 30, 2004, the closing price for our common stock was $10.82.

Investing in common stock involves risk. Before you invest, you should consider carefully the “Risk Factors” beginning on page 9.

The information in this prospectus is not complete and may be changed. The securities registered hereunder may not be sold until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2004.

THE COMPANY

We are a provider of discount long-distance telecommunication services primarily to residential customers in Canada and to residential customers in the United States, as well as to small-to-medium business enterprises (SMEs) in Canada. We concentrate our marketing efforts towards consumers that make significant amounts of international calls, directly targeting ethnic markets and communities in major urban centers.

Our principal executive offices are located at 55 Town Centre, Suite 610, Toronto, Ontario M1P 4X4, and our telephone number at that address is (416) 296-7111. Our website address is yak.com. The information on our website and on the websites linked to it do not constitute a part of this prospectus.

Our Products

We currently offer:

•	Dial-around services (also known as “casual calling”) at both variable and flat rate pricing. Casual calling allows our customers to dial-around their existing long distance carrier on any call by entering a few digits prior to making the call, without permanently switching long distance carriers.

•	“1+ billing” services that allow our Canadian customers to permanently switch all of their calls from their existing long distance carrier to our long distance service.

•	“LooneyCall” offering our Canadian customers 30 minutes of calling time anywhere in Canada and the U.S. for $1 (CDN) with a rate of $.05 (CDN) for each minute thereafter.

•	“Yakcell” providing discount long-distance rates to cellular phone subscribers while allowing them to receive regular local airtime charges from their wireless carriers.

•	A suite of services including local line access, long-distance, toll-free, extended flat-rate calling, high-speed Internet access, calling cards, teleconferencing and data services to our Canadian SME customers.

•	Telecommunications cost management and resell telecommunication services to several large business enterprises in Canada.

Generally, we market and resell long distance calling access to our customers in the form of discounted long distance phone calls using a dial-around service. We intend to capitalize on the increasing demand for high quality international telecommunication services resulting from the increase in immigrant populations, the globalization of the world economies, the worldwide trend towards telecommunication deregulation and the growth of international voice and data traffic.

We provide long distance telephone services primarily through our own leased line network and also by reselling calling time on other carrier networks to which we have direct access. Both of these networks have direct access to the carrier networks. By aggregating volume and gaining access to the carrier networks, we are able to buy time on those networks at deep discounts.

Our Goals

Our goal is to become a leading provider of discount telecommunications services by:

•	increasing sales in existing markets by continuing to promote our current product offerings;

•	expanding our presence in the United States, and internationally, through internal growth and acquisitions;

•	continuing to develop new resale offerings including broadband telephony and value added services over high speed Internet access; and

•	acquiring complimentary technologies and businesses.

OUR BUSINESS

General

Long distance switched voice services to international destinations, commonly referred to as “international calls,” are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. The call typically originates on the network of an incumbent local exchange carrier and is routed on that network to the caller’s long distance carrier. The long distance provider picks up the call at its international gateway switch and sends it directly through one or more other long distance providers to a corresponding gateway switch operated in the country of destination. Once the traffic reaches the country of destination, it is then routed to the party being called through that country’s domestic telephone network. International long distance providers can generally be categorized by their ownership and use of switches and transmission facilities. The largest U.S. long distance carriers (AT&T Corporation, MCI-Worldcom, Inc. and Sprint Corporation) primarily utilize their own switches and transmission facilities. Typically, only the very large carriers have transmission facilities with worldwide coverage, while the mid-size carriers both own and operate their own switches and facilities, and also rely on resale agreements with other long distance carriers to terminate their traffic.

Historically, telephone companies have relied on bilateral “settlement” agreements to compensate each other for calls that originate in one country and terminate in another. The “settlement” payments were paid to the telephone company in the country in which the call terminated, and was built into the cost structure of making international calls. More recently, as technological innovations and other trends influencing international telecommunications are producing decreased termination costs, countries are now allowing a scheme known as international simple resale. International simple resale allows owners of private line networks between countries, including large facilities-based carriers and major international corporate users, to resell excess space on their networks to local phone companies. This boosts the amount of international capacity and lowers transmission charges. In addition, calls carried on these lines are not subject to “settlement” fees. This resale of excess capacity has put significant pressure on international long distance carriers that previously enjoyed near monopolistic environments in telecommunications traffic.

As a result of these changes, telephone call “minutes” have largely become a low-margin commodity. This has caused the large, facilities-based carriers to focus on new features and services, for example, wireless and data services, which can provide larger margins. This trend has been beneficial to long distance resellers, like Yak, which exploit a “niche” market where the larger carriers have elected not to concentrate their operations, see – Strategy for Growth – Canadian Dial-Around. Smaller providers of international long-distance services, in their efforts to secure low-cost transmission services, often offer calling services without comparable quality.

Our Telecommunications Market

We purchase transmission services of a quality that we believe to be comparable to that provided by the principal North American long-distance carriers, but at a cost to consumers that is at a significant discount to the costs offered by those providers. We currently offer telephone calling time to approximately 160 countries at prices to the consumers that are on average approximately 30% to 40% lower than the North American market leaders.

The resale of long distance calling capacity was first permitted in the North American market (Canada and U.S.) in the 1980s. This enabled the emergence of new international long distance providers. The highly competitive and rapidly changing international telecommunications market (deregulation, privatization, the expansion of the resale market and other trends) has created a significant opportunity especially for carriers that can offer high-quality, low-cost international long distance service. This market has been driven by decreased termination costs, a proliferation of routing options, and increased competition.

Meaningful competition in long distance telephone services in Canada has been in effect since the 1990s. After hundreds of new companies entered the marketplace, there was a “shakeout” leaving five very large providers of long distance services: Bell Canada, Telus Corporation, Sprint Canada Inc., Allstream Inc. (formerly AT&T Canada Corp.), and Primus Telecommunications Canada Inc.; collectively, these carriers dominate the Canadian long distance calling market. For 2003, the long distance market in Canada was approximately $4.1 billion. Approximately 98% of our business is generated in Canada. We have expressed all denominations in U.S. dollars using an exchange rate of $1 CDN dollar = $0.75 U.S.

Trends

There have been several recent trends in the Canadian telecom market. Over the last three years the long-distance and local voice telecom market declined from approximately $13 billion to $12 billion; however, in the same three-year period, the new, non-traditional segments (wireless, Internet and data transmission) grew from $11 billion to $13.7 billion. We believe that most of the growth in wireless, Internet and data services in the Canadian telecom sector will be driven by business customers.

Canada enjoys one of the highest Internet penetration rates in the world; however, this Internet penetration lags somewhat at the bottom of the SME market (1-49 employees). Within the Canadian telecom market, dial-up access through conventional phone lines is declining, while high speed Internet service is currently and is expected to emerge as the sole growth “driver” in the Internet access market. We believe that offering broadband telephony services over high speed Internet access presents an opportunity for growth, as described below.

Strategy for Growth

In the near and medium term, we expect our growth to come from several sources:

•	Increased share of the maturing and expanding, Canadian dial-around market.

•	Expansion of our customer base and product offering to SMEs in Canada.

•	Deployment of a broadband initiative which would include offerings of local and long distance services and value added services over high speed Internet access to residential and SME customers.

•	Material expansion into the United States dial-around market through one or more acquisitions.

Canadian Dial-Around

Yak Communications (Canada) Inc., our principal operating subsidiary, provides international long distance discount services primarily using dial-around access. Our focus has been principally the penetration into the ethnic-based international calling markets of the major Canadian cities. Beginning in Toronto in 1999, we have established a “coast-to-coast” presence in Canada, which includes nationwide marketing and a leased line network which stretches across Canada. Our leased line network allows us to route traffic at a lower per minute cost which, in turn, allows us to market and sell our product offerings throughout Canada.

Our principal market, Canadian “dial-around,” is approximately $90 million; third party market research indicates that the Canadian dial-around market has the potential to double in size over the next three years. We estimate that we currently have a “dial around” market share of approximately 75% and we expect that share to continue to grow in the current fiscal year. Currently, we have a Canadian customer base of approximately 850,000 monthly users for our dial-around services.

Canadian SME Market

Canadian SMEs are the powerhouses of the Canadian economy: Approximately 97.7% of all Canadian companies have less than 100 employees, and a great majority of those businesses have less than 10 employees.

We currently offer a suite of services to the Canadian SME market including: local line access, long-distance, toll-free, extended flat-rate calling, high-speed Internet access, calling cards, teleconferencing and data services. Our Argos unit currently has approximately 4,000 SME customers, and it contributed approximately $3.4 million, or 17%, to our fiscal 2004 first-quarter revenue.

We plan to offer our services to a greater number of Canadian SMEs by capitalizing on our large dial-around customer base, as well as our “coast-to-coast” presence which includes all major Canadian markets. Our focus in the SME market will be concentrated in the 1-to-20 employee segment. That segment accounts for more than 900,000 (or almost 90%) of Canada’s more than one million small businesses. Based on IDC Canada’s survey data of small business telecom and Internet spending, telecommunications services consumed by the 1-20 employee segment was $1.6 billion (excluding wireless) in 2003.

We believe our planned offering of voice-over high speed Internet service also will allow us to offer a full suite of converged services on a single platform and with a single bill to the SME, see – Broadband Initiative.

Broadband Initiative

We intend to continue to grow our platform of traditional telephony business (dial-around and SME offerings), in order to assist in supplying financial resources necessary to deploy our broadband telephony initiative. Our medium to long-term strategy is to invest in and deploy our broadband telephony initiative by providing services over high speed Internet access which we believe will allow for higher growth and higher margins. We intend to accomplish this by leveraging the existing operational cost infrastructures and relationships that we currently have in place. This would include our technical team, the strong relationships we currently enjoy with the major carriers, and the customer base we have developed to date.

A dramatic change is occurring in the global telecommunications sector. Internet protocol (IP)-based networking allows what were traditionally separate networks for voice, data and Internet traffic to converge into a single network platform known as IP telephony. At the customer level, this platform is accessed using high speed (broadband) Internet services.

There are two emerging trends in the Canadian SME market which we hope to exploit. First, one-third of Canadian SMEs with a personal computer do not yet have Internet access, and further Internet penetration at a meaningful rate is expected over the short-term. Second, high speed connections are rapidly supplanting dial-up usage at Internet-enabled small Canadian businesses. From 2002 to 2003 high speed access to the Internet by Canadian small businesses with PCs increased from 55% to 65%, and correspondingly dial-up usage fell from 75% to 35%.

We currently plan to emulate VoIP service providers by giving customers the choice of having either a high-speed line, which we resell to them, along with the VoIP service or customers can use their own high-speed access line and still subscribe to our VoIP service. In both scenarios, customers will connect to their telephone via a small, low-cost device known as an analog telephone adapter (ATA). Most ATAs currently retail for less than $100. An ATA converts a traditional analog telephone speech signal into an IP-based packet data stream enabling voice transmission via the Internet. This voice data packet will be transmitted to our “next generation” Santera switch and media gateway which will have access to both the traditional public switched telephone network (PSTN) and IP networks.

Like other VoIP call providers, our offering is expected to allow customers to transfer their existing phone number to the Internet phone service and to choose their own area code. Because an ATA can be programmed with a customer’s unique IP address and local phone number, the Yak VoIP service would enable calls to follow the customer to any phone anywhere in the world, such as remote offices or hotels.

Our broadband initiative contemplates benefits to our customers beyond cheaper long distance calls. Our converged, single PSTN / IP media gateway and network platform is expected to allow customers to use a simple portal to interact with us electronically to use a feature, change their service or check or pay a bill whenever they want from any location on the globe. We are in the process of developing a new Web portal that will enable small business and residential customers to easily manage the installation and administration of all their VoIP services, including monitoring their account status, access messaging services and configure telephone preferences. Customers will also be able to use enhance features such as call waiting, caller ID and call forwarding on demand.

We expect to launch a limited trial of our broadband telephony initiative service in April 2004. This trial is expected to involve between 500 to 1,000 residential and SME customers. We will supply the required equipment free to participants for a 90-day trial. Full commercial rollout of our VoIP service is expected to begin by October 2004.

United States Market

We have received formal commission approvals of applications to provide IXC resale services in 48 states and have conducted market tests for our services in Las Vegas, Miami and Washington D.C.; however, we have limited our U.S. operations to those major cities. This decision to temporarily curtail our expansion in the United States was primarily due to the fact that to date we have realized a more favorable return on our marketing expenditures from our Canadian operations. While we have established a modest customer base in the U.S., we are considering one or more acquisitions in the U.S. as a more cost effective-method to expand our operations there.

Competition

Current Market

We enjoy a material and growing market share in our principal market: Canadian dial-around; however, significant competition remains from several competitors, including AlternaCall, a division of Sprint Canada. There are no material barriers to entry into this market, and other companies, some of which have significantly more assets and financial resources, may decide to dedicate more resources to begin to compete with us.

We currently have very limited penetration into the Canadian SME market. The incumbent local exchange carriers (ILECs), including Bell Canada and Telus Corporation, as well as Primus are the leading players in the Canadian SME market for these services.

Broadband

Competition from traditional telecommunication companies and non-traditional start-ups entering the broadband telephony market is at an early stage, but this market is showing signs of growth which may be indicative of a material change in the telecommunications marketplace. Because this market is at such an early stage of development, no market models have emerged to properly gauge competition; therefore, it is difficult to estimate a pattern of competition in this market. Despite the start up nature of this market, several relatively small companies have begun to market innovative Internet telephone calling services that make use of existing high-speed services, including Primus and a variety of U.S.-based startups, such as Vonage Holdings Corp., 8x8, Inc., BroadVox, LLC and Deltathree Inc.

Several large telecommunication service providers have begun to provide VoIP telephone service in the United States. AT&T Corp. recently announced that it has commenced its IP telephone service in portions of Texas and New Jersey and expects to increase to 100 markets by the end of 2004. Verizon Communications Inc. also plans to launch its VoIP telephone service in the second quarter of 2004. Qwest Communications International Inc. has begun offering VoIP services in Minnesota and intends to expand this service to 13 other states in 2004.

Vonage (a private company for which publicly-available information is limited) currently has more than 125,000 customers in the United States signed up for its broadband VoIP telephone service. Vonage’s U.S. customers receive unlimited local and long-distance services to anywhere in North America, including six free “touch tone” services such as call waiting and caller ID, for a flat rate of $39.99 per month. Vonage began testing a Canadian service targeted to small businesses along the Canada-U.S. border in late 2003.

Primus Telecommunications Canada was one of the first Canadian-based telecom providers to launch an exclusive voice-over-DSL service in Canada and unveiled its “Talk Broadband” service for residential and SME users earlier this year. Incumbent carriers are also pursuing this market. The Canadian ILECs and Canada’s two largest cable television companies have announced plans to enter into this market with VoIP services targeted to consumers and small businesses.

We believe that our current business with its existing customer base and network infrastructure, carrier relationships, and our technical team along with our free cash flow, will allow us to promptly and efficiently develop and introduce our broadband telephony offerings into the marketplace.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

The markets in which we participate are intensely competitive, and if we are unable to compete effectively, our results would be harmed.

The dial-around segment of the telecommunications industry is intensely competitive and characterized by price erosion and rapid technological changes. Many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources than we do. Some of our competitors also may have more extensive customer relationships than us, including relationships with our current and potential customers. In Canada (our primary market) we compete with Bell Canada, Telus Corporation, Sprint Canada Inc., Allstream Inc. (formerly AT&T Canada Corp.) and Primus Telecommunications Group. To the extent we expand our dial-around business into the United States we will compete with much larger businesses (AT&T Corporation, Sprint Corp. and MCI-Worldcom) and the dial-around market in the U.S. is significantly influenced by the marketing and pricing decisions of these larger industry participants. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Telecommunications providers have routinely increased the range of services they offer. This activity and the potential continuing trend towards offering services may lead to a greater ability among our competitors to provide a comprehensive range of telecommunications services, which could lead to a reduction in demand for our services. Moreover, by offering certain services to end users, competitors could reduce the number of our current or potential customers and increase the bargaining power of our remaining customers, which may adversely impact our business.

The price of our common stock may fluctuate significantly as a result of our operating results, trading volumes and general economic conditions.

A number of factors, many of which are outside of our control, are likely to cause these fluctuations. The factors outside of our control include:

•	long distance telecommunications market conditions and economic conditions generally;

•	fluctuations in demand for our services;

•	reductions in the prices of services offered by our competitors;

•	new product introductions and enhancements by our competitors;

•	costs of integrating technologies or businesses that we add; and

•	changes in foreign exchange rates.

The factors substantially within our control include:

•	the timing of expansion into new markets, both domestically and internationally; and

•	the timing and payments associated with possible acquisitions.

Because our operating results may vary significantly from quarter-to-quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

In addition, an absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance.

A significant number of shares of our common stock issued in connection with the March 2004 private placement, may be sold into the market.

Sales of a substantial number of shares of our common stock within any narrow period of time could reduce the market price of our common stock unless and until we achieve revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. We cannot assure you that we will achieve revenue growth, cost savings or other business economies. In addition, your percentage of ownership and voting power, and the price of our common stock may decrease because we may issue a substantial number of shares of common stock, or securities convertible or exercisable into our common stock. We may also issue additional warrants and options to purchase shares of our common stock. These future issuances could be at values substantially below the price paid for our common stock by current stockholders. We may conduct additional future offerings of our common stock, preferred stock, or other securities with rights to convert the securities into shares of our common stock, which may result in a decrease in the value or market price of our common stock.

Our business is dependent upon our ability to keep pace with the latest technological changes.

The international telecommunications industry is changing rapidly due to deregulation, technological improvements, expansion of telecommunications infrastructure, privitization and the globalization of the world’s economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company. In addition, deregulation in any particular market may cause such market to shift unpredictably. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions. The market for our services and the telecommunications industry generally is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing transmission capacity for services similar to those provided by the Company. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing telecommunications services that are based upon current technologies which are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to afford the cost of acquiring new hardware and software associated with new technologies, develop and market service offerings that have significant customer demand, respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences. The Company’s profitability will depend on its ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to access or adapt to such technological changes as a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms.

The success of our broadband initiative is dependent on growth and public acceptance of IP telephony as well as our ability to adapt to rapid technological changes in IP telephony.

The development of broadband telephony in Canada and the United States is in its nascent stages. It is uncertain as to how competition in our markets for telephony opportunities provided by broadband applications will develop. The financial models for return on pricing, capital expenditures and return on investment have not been fully developed so it is difficult to gauge what applications will be financially successful. The success of our broadband initiative is dependent upon future demand for IP telephony systems and services which, in turn, will depend on a number of factors including IP telephony achieving a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service. IP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our broadband business may not grow. In addition, since IP telephony is an emerging market characterized by rapid technological advancement and product enhancement, we must continue to design, develop, manufacture, and sell new and enhanced IP telephony products and services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements

The regulatory environment affecting our broadband initiative is largely unknown.

To date VoIP communication services have been largely unregulated in Canada and the United States. The Canadian Radio-television and Telecommunications Commission, or CRTC, has previously decided not to regulate the Internet; therefore, it is unclear if this exemption will apply to VoIP telephone service. The incumbent carriers in Canada, including Bell Canada and Telus, have requested the CRTC to regulate VoIP. Although we expect Canadian regulation of VoIP telephone service to be minimal, such regulations could have an adverse affect on our ability to deploy our broadband initiative effectively. Many regulatory actions are underway or are being contemplated by U.S. federal and state authorities, including the Federal Communications Commission, or FCC, and state regulatory agencies. To date, the FCC has treated internet service providers as information service providers. Information service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. If the FCC were to determine that internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on our broadband initiative. In addition, state regulatory authorities may determine that IP telephony service should be subject to local regulation, certification and fees. The effect of potential future VoIP telephony laws and regulations on our broadband initiative cannot be determined.

Our future growth depends on our ability to attract new customers.

Our success will depend on our ability to effectively anticipate and adapt to customer requirements and offer products and services that meet customer demands. Any failure of our current or prospective customers to purchase products from us for any reason, including a downturn in their business, would seriously harm our ability to grow our business. In addition, our growth depends on our ability to successfully fund and develop new and enhanced products. The development of new or enhanced products is a costly, complex and uncertain process that requires us to anticipate accurately future technological and market trends. We cannot be sure whether our new product offerings will be successfully developed and introduced to the market on a timely basis, or at all. If we do not develop these products in a timely manner, our competitive position and financial condition could be adversely affected.

In addition, as we introduce new or enhanced products, we must also manage the transition from older products to newer products. If we fail to do so, we may disrupt customer ordering patterns or may not be able to ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Any failure to effectively manage this transition may cause us to lose current and prospective customers.

We expect the average selling prices of our products to decline, which may reduce gross margins and revenue.

Our industry has experienced erosion of average product selling prices. We anticipate that the average selling prices of our products will decline in response to competitive pressures, increased sales discounts, and new product introductions by our competitors or other factors. Such reduced sales prices require us to reduce our costs in order to maintain or improve our existing gross margins. If we are unable to achieve sufficient cost reductions and increases in sales volumes, the decline in average selling prices will reduce our gross margins and revenue.

Our international operations could subject us to risks due to currency fluctuations and changes in foreign government regulations, which could harm our business.

Our current international (outside of Canada) operations, and any future expansion outside of Canada, are or will be subject to a number of risks, including changes in foreign governmental regulations and telecommunications standards, import and export license requirements, tariffs, taxes and other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, the burden of complying with a wide variety of foreign laws, treaties and technical standards, difficulty in staffing and managing foreign operations, and political and economic instability.

The majority of our sales and expenses have been denominated in U.S. dollars. However, the significant majority of our sales and expenses occur in Canada. As a result, currency fluctuations between the U.S. dollar and the Canadian currency could cause foreign currency translation gains or losses that we would recognize in the period incurred. We cannot predict the effect of exchange rate fluctuations on our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

Compliance with changing regulatory requirements may result in delays and/or additional expenses.

The Company is subject to varying degrees of regulation in each of the jurisdictions in which it provided its services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company’s compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. Certain risks regarding the regulatory framework in the principal jurisdictions in which the Company provides its services are briefly described below.

United States. In the United States, the provision of the Company’s services is subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act (the “Communications Act”) and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commission (“PSC”). The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as the Company. In addition, the recently enacted Communications Act has opened the Company’s United States market to increased competition. There can be no assurance that future regulatory, judicial and legislative changes in the United States will not result in a material adverse effect on the Company.

Canada. In Canada, telecommunications carriers are regulated generally by the CRTC. The CRTC has enacted policies and regulations that affect the Company’s ability to successfully compete in the Canadian marketplace. These policies and regulations include the establishment of contribution charges (the equivalent of access charges in the U.S.), deregulation of the international segment of the long-distance market, limitations on switched hubbing, international simple resale (“ISR”) and foreign ownership rules for facilities-based carriers. In addition, Canada has committed in the WTO Agreement to eliminate barriers to competition. Although these policies currently do not apply to resellers such as the Company, this deregulatory trend will likely create new market opportunities for telecommunications companies, thereby increasing competition within Canada. However, there can be no assurance that any future changes in or additions to law, regulations, government policy or administrative rulings will not have a material adverse impact on the Company’s competitive position, growth and financial performance.

SEC Regulations. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We may be unable to obtain the additional capital required to grow our business.

Our ability to grow depends significantly on our ability to expand our operations through internal growth and by acquiring other companies or assets that require significant capital resources. We may need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies such as shortfalls in anticipated revenues or increases in expenses, the development of new services or the expansion of our operations, including the recruitment of additional personnel. There can be no assurance that the Company would be able to obtain financing on commercially reasonable terms, if at all. If the Company’s plans or assumptions change, if its assumptions prove inaccurate, if it consummates investments or acquisitions with companies that are not complementary to the Company’s current operations, or if it experiences unexpected costs or competitive pressures, or if existing cash and any other borrowings prove to be insufficient, the Company may need to seek additional capital sooner than anticipated. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing.

Our operations are dependent on key personnel.

The Company is dependent on the efforts of its management team and its key technical, marketing and sales personnel, particularly those of Charles Zwebner, its Chairman, President and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Zwebner, could materially and adversely affect the business of the Company and its future prospects. The Company has entered into an employment agreement with Mr. Zwebner, which expires December 31, 2006. The Company does not maintain any key person life insurance on the lives of any officer, director or key employee. The Company’s future success will also depend on its ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of its business. Competition for qualified employees and personnel in the telecommunications industry is intense, particularly in non-U.S. markets and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company’s results of operations, development efforts and ability to expand.

Managing rapid growth could create increased demands on our management and financial resources.

The Company’s strategy of continuing its growth and expansion has placed, and is expected to place, a significant strain on the Company’s management, operational and financial resources and increased demands on its systems and controls. The Company is continuing to develop its network by adding switches, and corresponding facilities, expanding its operations in North America and parts of South America, and expanding into selected additional markets within certain targeted regions when business and regulator conditions warrant. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage its employee base. Inaccuracies in the Company’s forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. There can be no assurance that the Company will be able to develop a facilities-based network or expand within its target markets at the rate presently planned by the Company, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development there will be additional demands on the Company’s customer support, billings systems and support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company’s operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company’s business, results of operations and financial condition.

Potential future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

A key element of the Company’s business strategy is to acquire businesses and assets of businesses that are complementary to those of the Company, and a major portion of the Company’s growth may be expected to result from such acquisitions. Any such acquisitions may involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the economic benefits originally anticipated by the Company’s management, while the Company continues to incur operating expenses to provide the services. We intend to expand our operations through acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely-dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

We are dependent on transmission facilities-based carriers.

Telephone calls made by the Company’s customers primarily are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, many of which are, or may become, competitors of the Company. The Company’s ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the transmission facilities-based carriers on a per-call or usage basis, subjecting the Company to the possibility of unanticipated price increases and service cancellations. Currently, usage rates generally are less than the rates the Company charges its customers for connecting calls through these lines. To the extent these variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services, which could have a material adverse affect on the Company’s margins, business, financial condition and results of operations. In addition, other factors outside our control can affect our suppliers and service providers. For example, disruptions of telephone networks and power outages can prevent us from delivering our services which would adversely affect our operations.

Our business depends on effective information systems.

To complete its billing, the Company must record and process massive amounts of data quickly and accurately. While the Company believes its management information system is currently adequate, it will have to grow as the Company’s business expands and to change as new technological developments occur. The Company believes that the successful implementation and integration of new information systems and backroom support will be important to its continued growth, its ability to monitor and control costs, to effectively detect potential fraud, to bill customers accurately and in a timely fashion and to achieve operating efficiencies. There can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of the Company’s management information systems could have a material adverse effect on the Company’s business, financial condition and results of operations.

THE OFFERING

Shares of Common Stock Offered	1,837,500 shares of common stock

Use of Proceeds	We do not own any of the shares being registered hereunder and so we will not receive any cash proceeds from the sale of the shares.

Nasdaq Symbol	YAKC

USE OF PROCEEDS

We do not own any of the shares offered hereunder and we will not receive any cash proceeds from their sale.

SELLING STOCKHOLDERS

We are registering a total of 1,837,500 shares of our common stock, pursuant to the requirements of Securities Purchase Agreements and Registration Rights Agreements we entered into with the selling stockholders in March 2004. We are registering for resale the shares of common stock that were issued under the Securities Purchase Agreement, and the shares that are issuable upon exercise of the warrants we issued to the selling stockholders. Other than the shares covered by this prospectus, none of the selling stockholders listed below holds more than one percent (1%) of our common stock and none of the selling stockholders listed below has ever held any position or office with us, and except for our placement agent, Ferris, Baker Watts, Incorporated, none of the selling stockholders listed below has had, within the past three years, any material relationships with us.

1,470,000 shares of common stock, and warrants to purchase 367,500 shares of common stock were purchased by the selling stockholders in the March 2004 private placement. The selling stockholders in the private placement received a warrant to purchase one share of common stock for each four shares of common stock purchased. The price in the March 2004 private placement was $12.25 for each unit consisting of one share of common stock and a warrant to purchase one-quarter of a share of common stock. The $12.25 per share purchase price was determined based on the fair market value of the Company’s common stock in accordance with Nasdaq Marketplace Rules, using the closing bid price of the common stock as reported on the Nasdaq National Market on March 18, 2004, the date the investors became obligated to purchase the shares in the March 2004 private placement by signing a Securities Purchase Agreement, plus an additional amount to take into account the value of the warrant coverage. The warrants have an exercise price of $17.00 per share.

Ferris, Baker Watts, Incorporated acted as placement agent in connection with the March 2004 private placement. As compensation for Ferris, Baker Watts’ services as placement agent, we paid Ferris, Baker Watts $900,375, or 5% of the gross proceeds in the private placement.

The following table sets forth information for the shares being registered hereunder, as of March 30, 2004 with respect to the shares held by the selling stockholders. The number of shares of common stock offered for resale by this prospectus by the selling stockholders was determined by the terms of our agreement with such selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering (1)(3)		Number of Shares to be Offered for Sale (2)(3)		Number of Shares of Common Stock Owned after Offering
Mainfield Enterprises, Inc.	562,500		562,500		0
Cranshire Capital, L.P. (4)	437,500		437,500		0
Elliott Associates, L.P.	125,000		125,000		0
Elliott International, L.P.	187,500		187,500		0
Portside Growth and Opportunity Fund (5)	250,000	*	250,000	*	0
Alexandra Global Master Fund Ltd.	187,500		187,500		0
Silver Capital Fund, LLC	62,500		62,500		0
David Brothman	272,500		25,000		247,500

TOTAL	2,085,000		1,837,500		247,500

*	Includes 50,000 shares of common stock which are issuable upon exercise of warrants issued in this transaction.

(1)	Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each selling stockholder has sole voting power and investment power with respect to all shares listed as owned by that selling stockholder.

(2)	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.

(3)	Includes 367,500 shares of common stock issuable upon exercise of warrants held by the selling stockholders (which amount includes the warrants to purchase 50,000 shares of common stock held by Portside Growth and Opportunity Fund noted above).

(4)	Mitchell P. Kopin, president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has voting and investment control in respect of our shares held by Cranshire Capital, L.P.

(5)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment advisor of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohn, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF OUR COMMON STOCK

We are a Florida corporation and are authorized to issue 100 million shares of common stock, no par value, and 500,000 shares of preferred stock, no par value. As of March 26, 2004, there were approximately 12,893,250 shares of our common stock issued and outstanding. None of the preferred stock is outstanding.

Each share of our common stock has one vote on all matters presented to the stockholders. Because our common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision for claims against us. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are and will be no redemption provisions applicable to the common stock. All of the outstanding shares of common stock, and the shares of common stock offered hereby when issued against payment of the consideration set forth in this prospectus, are, fully paid and non-assessable.

The registrar and transfer agent for our common stock is Nevada Agency and Trust Company, Suite 880, Bank of America Plaza, 50 West Liberty Street, Reno, Nevada 89501.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 which we filed with the SEC under the Securities Act using a “shelf” registration process. As permitted by SEC rules, this prospectus does not contain all the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

We are subject to and comply with the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its regional offices at: 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we may disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. If we subsequently file superseding or updating information with the SEC in a document that is incorporated by reference into this prospectus, the updated information will also become a part of this prospectus and will supersede the earlier information.

We are incorporating by reference into this prospectus the following documents that we previously filed with the SEC:

Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.

Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2003.

Our Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2003.

Our Current Reports on Form 8-K dated November 12, 2003, February 19, 2004, March 17, 2004 and March 22, 2004 (except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein).

We are also incorporating by reference into this prospectus all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of any of our filings which are incorporated by reference, at no cost, by contacting us at the following address or telephone number: Yak Communications Inc., 55 Town Centre, Suite 610, Toronto, Ontario M1P 4X4, Canada, Attention: Margaret Noble, Chief Accounting Officer (416) 296-7111.

In order to ensure timely delivery of the documents, your request should be made no later than five (5) business days prior to the date on which you make your final investment decision.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and in the documents incorporated by reference in this prospectus constitute forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate” or “continue” and variations of these words or comparable words. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and situations that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. The risk factors contained in this prospectus and in the documents incorporated by reference in this prospectus, as well as any other cautionary language in these documents, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations we describe in our forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

The legality of the shares offered by this prospectus has been passed upon by Adorno & Yoss, P.A., Miami, Florida.

EXPERTS

The financial statements and schedules included in this prospectus and in the Registration Statement have been audited by Horwath Orenstein LLP, independent accountants, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s Bylaws permit indemnification to the fullest extent permitted by Florida law. The Bylaws of the Company require the Company to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is a director or officer of the Company or that, being or having been such a director or officer of the Company, such person is or was serving at the request of the Company as a director, officer, employee or agent of another business entity, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. Such indemnification is mandatory under the Company’s by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have not authorized any dealer, sales person or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful.

The information contained in this prospectus is current as of March 31, 2004

1,837,500 Shares

YAK COMMUNICATIONS INC.

Common Stock

PROSPECTUS

April     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item	Amount
Securities and Exchange Commission Registration Fee	$2,378.75
Printing and Engraving Expenses	1,500.00
Accountants’ Fees and Expenses	16,300.00
Legal Fees and Expenses	35,000.00
Nasdaq Listing Fees	18,370.50
Miscellaneous	2,000.00

TOTAL	75,549.25

Item 15.	Indemnification of Directors and Officers.

The Company’s Bylaws permits indemnification to the fullest extent permitted by Florida law. The Bylaws of the Company require the Company to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is a director or officer of the Company or that, being or having been such a director or officer of the Company, such person is or was serving at the request of the Company as a director, officer, employee or agent of another business entity, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. Such indemnification is mandatory under the Company’s Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders.

The Florida Business Corporation Act authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful, as determined in accordance with the Florida Business Corporation Act. Florida law further provides that indemnification shall be provided if the party in question is successful on the merits. In addition, the Florida Business Corporation Act does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Registrant currently maintains a directors and officers liability insurance policy.

Item 16.	Exhibits.

Exhibit No.	Description of Document

3.1(1)	Articles of Incorporation of the Company, as amended.

3.2(1)	Bylaws of the Company.

10.1(2)	Securities Purchase Agreement, dated March 18, 2004, by and among the Company and the investors a party thereto.

10.2(2)	Registration Rights Agreement, dated March 18, 2004, by and among the Company and the investors a party thereto.

10.3(2)	Form of Warrant issued pursuant to the Securities Purchase Agreement, dated March 18, 2004, by and among the Company and the investors a party thereto.

5	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Horwath Orenstein LLP.

23.2	Consent of Adorno & Yoss, P.A. (included in opinion filed as Exhibit 5).

24.1	Power of Attorney (included on signature page hereto).

(1)	Incorporated by reference from our Registration Statement on Form 10SB, as filed on January 3, 2002.

(2)	Incorporated by reference from our Current Report on Form 8-K, as filed on March 22, 2004.

Item 17.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 31st day of March, 2004.

YAK COMMUNICATIONS INC.

By:	/s/ CHARLES ZWEBNER

Charles Zwebner President, Chief Executive Officer, and Principal Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Zwebner, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ CHARLES ZWEBNER CHARLES ZWEBNER	Chairman, President, Chief Executive Officer, and Principal Financial Officer	March 31, 2004

/s/ ANTHONY HELLER ANTHONY HELLER	Director	March 31, 2004

/s/ JOSEPH GRUNWALD JOSEPH GRUNWALD	Director	March 31, 2004

/s/ ANTHONY GREENWOOD ANTHONY GREENWOOD	Director	March 31, 2004

/s/ ADRIAN GARBACZ ADRIAN GARBACZ	Director	March 31, 2004

Exhibit Index

Exhibit No.	Description of Document

5	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Horwath Orenstein LLP.

23.2	Consent of Adorno & Yoss, P.A. (included in opinion filed as Exhibit 5).

24.1	Power of Attorney (included on signature page hereto).